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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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APROPOS TECHNOLOGY, INC.
(Name of Registrant as Specified In Its Charter)

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Apropos Technology, Inc.
One Tower Lane
28th Floor
Oakbrook Terrace, IL 60181

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
June 5, 2003

To our Shareholders:

        The Annual Meeting of Shareholders of the Company will be held on Thursday, June 5, 2003, at 10:00 a.m., Central Standard Time, at the Company's headquarters at One Tower Lane, 12th Floor, Oakbrook Terrace, Illinois 60181 for the following purposes:

  1.
  To elect two Class III Directors; and

  2.
  To transact any other business that may properly come before the meeting.

        Shareholders of record at the close of business on April 21, 2003 will be entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof.

        Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope.

By Order of the Board of Directors,

KEVIN G. KERNS Director, Chief Executive Officer and President
Oakbrook Terrace, IL April 30, 2003

Apropos Technology, Inc.
One Tower Lane
28th Floor
Oakbrook Terrace, IL 60181

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
June 5, 2003

        This Proxy Statement is being sent to shareholders on or about April 30, 2003, in connection with the solicitation of the accompanying proxy by the Board of Directors of the Company. Only shareholders of record at the close of business on April 21, 2003, are entitled to notice of and to vote at the meeting. Directors, officers and other employees of the Company may make additional solicitations in person or by telephone, facsimile or e-mail. Expenses incurred in the solicitation of proxies will be borne by the Company. If the accompanying form of proxy is executed and returned in time, the shares represented thereby will be voted, but the proxy may be revoked at any time prior to its exercise by execution of a later dated proxy or by voting in person at the annual meeting.

        As of April 21, 2003, the Company had outstanding 16,702,984 Common Shares (the "Common Shares") and such shares are the only shares entitled to vote at the annual meeting. Each holder of Common Shares is entitled to one vote per share on all matters to come before the meeting. For purposes of the meeting, a quorum means a majority of the outstanding shares. In determining whether a quorum exists, all shares represented in person or by proxy will be counted.

        It is intended that the named proxies will vote in favor of the election as directors of the nominees listed below, except as otherwise indicated on the proxy form. If any nominee should become unavailable for election as a director (which is not contemplated), the proxies will have discretionary authority to vote for a substitute. In the absence of a specific direction from the shareholders, proxies will be voted for the election of all named director nominees. Broker non-votes will have no effect on any matter at the meeting.

Election of Directors

        At the annual meeting of shareholders, two directors are to be elected to hold office as Class III Directors until the annual meeting of shareholders in 2006 or until their successors are duly elected and qualified. Directors are elected by a majority of the votes present in person or represented by proxy and entitled to vote. Shareholders do not have the right to cumulate their votes in the election of directors. Withholding authority to vote for a director nominee will in effect count as a vote against the director nominee. Unless otherwise indicated on the proxy form, it is intended that the proxies will be voted for the nominees listed below. It is expected that these nominees will serve, but, if for any unforeseen cause any such nominee should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies unless otherwise indicated on the proxy form.

        The By-Laws of the Company provide that the Board of Directors shall consist of such number of members, between six and nine, as the Board of Directors determines from time to time. The size of the Board is currently set at six members. The Board is divided into three classes, with one class being elected each year for a three-year term. At the meeting, two directors are to be elected to serve until 2006.

        Mr. George B. Koch, a director of the Company since 1998, has chosen not to stand for reelection upon completion of his term at the Annual Meeting of Shareholders. The Company and Mr. Koch's colleagues on the Board of Directors appreciate the beneficial guidance that Mr. Koch has provided the Company during his tenure as a director.

        The following information has been furnished by the respective nominees and continuing directors:

Name	Age	Principal occupation	Year first elected director
Nominees to be elected to serve as Class III Directors until 2006
Donald A. DeLoach	42	Chief Executive Officer and President of Aleri Group Inc., a vector-based information engine software provider since April 2002. President and CEO of YOUcentric, a provider of customer relationship software, from July 1999 to November 2001. From May 1994 to June 1999, with Sybase, a provider of database, middleware and development tools, most recently as Vice President for North American Geographic Sales, Telesales, Channel Sales and Marketing.(1)	—
Kevin G. Kerns	44	Chief Executive Officer of the Company since December 1998. President of the Company since January 1996. Chief Operating Officer of the Company from January 1996 to December 1998. From 1989 through 1995, Mr. Kerns established and led a strategic software consulting firm, Mandalay Associates, based in Dallas, Texas.(1)	1996
(1) Footnote description on bottom of following page.

Class I Directors whose terms expire in 2004
Kenneth D. Barwick	55	Founder and Partner of Greyhare Partners, a senior level executive strategy consulting firm since February 2002. Chairman and CEO of RedCelsius, Inc., an enterprise application software and tools company, from September 2000 to March 2002. America's Head of Business Development of Deloitte Consulting from September 1999 to September 2000. Independent Management Consultant from March 1999 to September 1999. Senior Vice President for Firstwave Technologies, a CRM software application company, from January 1997 to March 1999.	2002
Jaime W. Ellertson	45	Chief Executive Officer and Director of S1 Corporation, an Internet financial services provider, since November 2000. Chief Strategy Officer and GM Worldwide Strategic Operations for BroadVision, Inc., a supplier of Internet application solutions, from April 2000 to November 2000. President, CEO and Chairman of the Board of Interleaf, Inc., a provider of XML based content management systems, from January 1997 to April 2000.	2001
Class II Directors whose terms expire in 2005
David N. Campbell	61	Managing Director of Innovation Advisors, an investment banking firm, since November 2001. Chairman and CEO of Xpedior Inc., an e-solutions company, from September 1999 to November 2000.(2) President of BBN/GTE Technology Organization, a technology solutions company, from July 1995 to September 1999. Director of Tektronix, Inc., a global high technology company, and Gibraltar Steel, a metal processing manufacturing company.	2002
Keith L. Crandell	42	Senior principal of ARCH Venture Partners, a venture capital firm, and various venture capital funds associated with ARCH, since July 1994.	1996

(1)
Pursuant to the Agreement dated April 21, 2003 among the Company and the Specified Shareholders, the Company agreed to nominate Messrs. DeLoach and Kerns as Class III Directors and the Specified Shareholders agreed to vote in favor of these nominees. In addition, the Specified Shareholders agreed not to commence their previously announced proxy contest with

(Footnotes Continued on Bottom of Following Page)

  •
  The Executive Committee, the members of which are David N. Campbell, Keith L. Crandell and Kevin G. Kerns, has the authority of the Board of Directors to manage the Company's business, subject to the restrictions of Illinois law.

  •
  The Audit Committee, the members of which are Keith L. Crandell, Jaime W. Ellertson and George B. Koch, oversees the retention, performance and compensation of the Company's independent public accountants, and the oversight of the Company's internal accounting and financial reporting systems. Each of the members of the Audit Committee satisfies the independence requirements of the Nasdaq National Market.

  •
  The Compensation Committee, the members of which are Kenneth D. Barwick, Keith L. Crandell and George B. Koch, reviews and approves the compensation of the Company's executive officers, including payment of salaries, bonuses and incentive compensation, determines the Company's compensation policies and programs and administers the Company's stock option and stock purchase plans.

  •
  The Board of Directors does not have a nominating committee. However, the Board of Directors will consider nomination recommendations from shareholders, which should be addressed to the Company's corporate secretary at the Company's principal executive offices.

        In 2002, the Board of Directors held seven meetings, the Compensation Committee held seven meetings and the Audit Committee held five meetings, including one meeting in combination with the full board. During 2002, each director attended at least 75% of the meetings of the Board and of the respective committees on which he served. The Executive Committee did not meet, as matters typically dealt with by this Committee were considered by the full Board of Directors. Except with respect to the Company's nonemployee directors who receive an initial annual grant of options to purchase 20,000 Common Shares and an annual grant of options to purchase 10,000 Common Shares thereafter, the Company's directors do not receive compensation for serving as directors or attending Board of Directors or committee meetings, except reimbursement for out-of-pocket expenses.

Compensation Committee Interlocks and Insider Participation

        During 2002, no executive officer of the Company served on the Board of Directors or compensation committee of any other company with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Company during 2002, and no member of the Compensation Committee was formerly an officer of the Company.

  respect to the Company's Board of Directors. The Specified Shareholders include Patrick K. Brady, Catherine Brady, Brady Family Limited Partnership, Valor Capital Management, L.P., Kratky Management, LLC, John M. Kratky III, William W. Bach and Bach Family L.P.

(2)
PSINet, Inc. acquired control of Xpedior Inc. in June 2000. In November 2000 Mr. Campbell resigned as Chairman and CEO of Xpedior Inc. Both PSINet, Inc. and Xpedior Inc. filed for bankruptcy protection in 2001.

Securities Beneficially Owned by Principal Shareholders and Management

        Set forth below, as of April 1, 2003 (unless otherwise indicated), are the beneficial holdings of: each person known by the Company to own beneficially more than 5% of the outstanding Common Shares of the Company based on the Company's review of the most recent Schedules 13D and 13G filed with the Securities and Exchange Commission, each director, the executive officers listed on the Summary Compensation Table below, and all executive officers and directors as a group. Except as set forth below, the address for each person or group is the Company's Oakbrook Terrace address.

Name	Amount and nature of beneficial ownership(1)	Percent of class
ARCH Venture Fund III., L.P.(2) 8725 W. Higgins Road, Suite 290 Chicago, IL 60631	2,576,205	15.4%
Valor Capital Management L.P.(3)(4) 200 Park Avenue, Suite 3900 New York, NY 10166	5,374,811	32.2%
Patrick K. Brady(3)(5) 567 Deer Path Road Glen Ellyn, IL 60137	5,374,811	32.2%
Allstate Insurance Company 2775 Sanders Road, Suite A3 Northbrook, IL 60062	1,185,429	7.1%
William W. Bach(3)(6) 532 S. Ashland Avenue La Grange, IL 60525	5,374,811	32.2%
Kevin G. Kerns(7)	672,041	4.0%
David Ashworth(8)	45,834	*
Jeffry Finochairo(9)	41,666	*
Francis J. Leonard(10)	113,613	*
Kenneth D. Barwick(11)	18,333	*
David N. Campbell(12)	18,333	*
Keith L. Crandell(13)	2,609,738	15.6%
Jaime Ellertson(14)	93,767	*
Donald A. DeLoach	0	*
George B. Koch(15)	89,167	*
Brian C. Derr(16)	237,500	1.4%
All executive officers and directors as a group (11 persons)(17)	3,267,951	19.2%

*
Less than 1%.

(1)
Unless otherwise indicated below, the persons in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)
Includes 1,412,133 Common Shares owned by ARCH Venture Fund II, L.P. and 142,002 Common Shares owned by ARCH Parallel Fund, L.P. and warrants to purchase 27,046 Common Shares.

(3)
Patrick Brady, Catherine R. Brady, Brady Family Limited Partnership, Valor Capital Management, L.P., Kratky Management, LLC, John M. Kratky III, William W. Bach and Bach Family LP are part of a group as set forth in the Schedule 13D filed with the Securities and Exchange Commission dated March 5, 2003 as amended by the Schedule 13D/A filed with the Securities and Exchange Commission dated April 18, 2003, pursuant to which this information is based. Please see the sections entitled "Election of Directors" and "Transactions with Related Parties" herein for further information.

(4)
Kratky Management, LLC is the General Partner of Valor Capital Management L.P. and John M. Kratky III is the Managing Member of Kratky Management, LLC. Valor Capital

  Management, L.P., Kratky Management, LLC and John M. Kratky III share voting and dispositive power over 2,542,300 Common Shares.

(5)
Includes 1,155,984 Common Shares as to which Mr. Brady has sole voting and dispositive power and 612,110 Common Shares owned by Mr. Brady's spouse, for which Mr. Brady disclaims beneficial ownership. Also includes 525,000 Common Shares held in the name of the Brady Family Limited Partnership and includes 10,000 Common Shares that may be acquired pursuant to options exercisable within sixty days.

(6)
Includes 504,417 Common Shares as to which Mr. Bach has sole voting and dispositive power and also includes 35,000 Common Shares owned by Bach Family L.P., for which Mr. Bach disclaims beneficial ownership.

(7)
Includes 194,611 Common Shares that may be acquired pursuant to options exercisable within sixty days.

(8)
Includes 45,834 Common Shares that may be acquired pursuant to options exercisable within sixty days.

(9)
Includes 41,666 Common Shares that may be acquired pursuant to options exercisable within sixty days.

(10)
Includes 104,238 Common Shares that may be acquired pursuant to options exercisable within sixty days. Also includes stock awards of 9,375 Common Shares that have vested or will vest within sixty days.

(11)
Includes 18,333 Common Shares that may be acquired pursuant to options exercisable within sixty days.

(12)
Includes 18,333 Common Shares that may be acquired pursuant to options exercisable within sixty days.

(13)
Includes 2,549,159 Common Shares and warrants to purchase 27,046 Common Shares owned by ARCH Venture Fund III, L.P. and its affiliates, of which Mr. Crandell is a principal. Mr. Crandell disclaims beneficial ownership of these shares. Also includes 29,167 Common Shares that may be acquired pursuant to options exercisable within sixty days.

(14)
Includes 29,167 Common Shares that may be acquired pursuant to options exercisable within sixty days.

(15)
Includes 75,167 Common Shares that may be acquired pursuant to options exercisable within sixty days.

(16)
Mr. Derr's ownership is required disclosure under SEC rules even though his employment as an executive officer of the Company terminated before the end of 2002.

(17)
The total number of Common Shares for executive officers, directors and nominees as a group is shown after eliminating duplication within the table.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's directors and certain executive officers, and persons who own more than 10% of the Company's Common Shares (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on its review of the copies of such forms received or written representations from the Reporting Persons, the Company believes that with respect to the year ended December 31, 2002, all the Reporting Persons complied with all applicable filing requirements, except that (i) Ms. Jody P. Wacker failed to file a timely Form 4 with respect to one transaction and (ii) Mr. Brian C. Derr's Form 5 for the year ended December 31, 2002 has not been filed. Neither Ms. Wacker nor Mr. Derr were executive officers of the Company at year end.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The table below sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company for the last three fiscal years of those persons who were, at December 31, 2002, (i) the chief executive officer and (ii) the other four most highly compensated executive officers, if there are four or more, of the Company (the "Named Officers") and Mr. Derr for whom disclosure is required under SEC rules even though his employment as an executive officer of the Company terminated before the end of 2002.

		Annual compensation			Long-term compensation
Name and principal position	Year	Salary($)	Bonus($)(1)	Other annual compensation($)	Securities underlying Options(#)(2)	Other long-term compensation($)	All other compensation($)
Kevin G. Kerns(3) Chief Executive Officer And President	2002 2001 2000	210,000 210,000 210,000	52,500 — 62,500	— — —	— 150,000 —	— — —	465,250 — —
David Ashworth(4) Senior Vice President, EMEA Operations	2002 2001	210,420 25,205	128,225 25,000	14,429 1,815		— —
Jeffry Finochairo(5) Senior Vice President, Sales and Services, Americas	2002	199,769	119,819	—		—
Francis J. Leonard(6) Chief Financial Officer	2002 2001 2000	187,917 180,000 84,822	17,500 — 26,478	— — —	120,000 —	4,654 7,275 —
Brian C. Derr(7) Former Senior Vice President, Business Development and Professional Services	2002 2001 2000	149,351 184,267 146,384	28,519 7,502 28,656	46,250 — —	— 20,000 —	— — —

(1)
The amounts shown under the Bonus column represent cash bonuses earned for the indicated fiscal years.

(2)
Amounts for certain executives reflect options regranted in 2001 under a voluntary tender offer to cancel certain outstanding options. The prior years have been restated to reflect the cancelled options.

(3)
Mr. Kerns' bonus for 2000 was for the period of March 2000 through March 2001 and was not calculated at December 31, 2000. The bonus in 2000 reflects the payment for this period. Mr. Kerns' did not receive a cash bonus for 2001. Mr. Kerns' other compensation is for the loan termination related to a loan from the Company, which is described in the section "Transactions with Related Parties."

(4)
Mr. Ashworth joined the Company in November 2001. Mr. Ashworth's other compensation represents car allowance.

(5)
Mr. Finochairo joined the Company in January 2002.

(6)
Mr. Leonard joined the Company in July 2000. Mr. Leonard's other long-term compensation includes the value of vested stock granted to him in July 2000.

(7)
Mr. Derr's salary includes $10,601 and $16,975 in sales commissions for 2002 and 2001, respectively. Mr. Derr's other compensation for 2002 represents his cash severance package.

Options Granted During 2002

        The following table contains information concerning the Company's grant of stock options to the Named Officers in 2002. Potential realizable value is presented net of the option exercise price, but before any Federal or state income taxes associated with exercise, and is calculated assuming that the fair market value on the date of the grant appreciates at the indicated annual rates, compounded annually, for the ten-year term of the option. The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent the Company's estimate or projection of future increases in the price of the Company's Common Shares. Actual gains will depend on the future performance of the Company's Common Shares and the option holder's continued employment throughout the vesting period. The amounts reflected in the following table may not be achieved.

Individual Grants
					Potential realizable value at assumed annual rates of share price appreciation for option term($)
	Number of securities underlying options granted(#)
		Percent of total options granted to employees in fiscal year
Name			Exercise or base price($/Sh)
				Expiration date	5%	10%
Kevin G. Kerns	21,276	2.2%	2.35	January 3, 2012	31,444	79,685
David Ashworth	25,000	2.5%	2.25	January 31, 2012	35,375	89,648
Jeffry Finochairo	125,000	12.7%	2.65	January 21, 2012	208,321	527,927
Francis J. Leonard	33,404	3.4%	2.44	March 25, 2012	51,259	129,899
Brian C. Derr	36,382	3.7%	2.35	December 31, 2002	—	—

Options Exercised During 2002 and Options Values at December 31, 2002

        The following table contains information regarding options exercised during 2002 and unexercised options held at December 31, 2002, by the Named Officers.

			Number of unexercised options at December 31, 2002(#)	Value of unexercised in-the-money options at December 31, 2002($)(1)
Name	Shares acquired on exercise(#)
		Value realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable
Kevin G. Kerns	None	None	178,985/37,500	27,297/0
David Ashworth	None	None	27,084/97,966	0/0
Jeffry Finochairo	None	None	0/125,000	0/0
Francis J. Leonard	None	None	85,904/67,500	0/0
Brian C. Derr	None	None	0/0	0/0

(1)
Based on the closing price of the Company's Common Shares as reported on the NASDAQ National Market System on December 31, 2002.

Employment Contracts

        On January 1, 2000, the Company entered into an employment agreement with Kevin G. Kerns, the Chief Executive Officer and President of the Company, which expires on January 1, 2004. Mr. Kerns currently receives an annual base salary of $210,000 and is entitled to receive an annual bonus based on criteria set by the Board of Directors. If Mr. Kerns is terminated by the Company without cause, or Mr. Kerns terminates the employment agreement within six months of a change of control or within three months of a material reduction in his salary or benefits or a material change in his responsibilities, then Mr. Kerns will receive severance pay equal to twelve months base salary, as amended in November 2002.

        On November 27, 2002, the Company entered into an employment agreement with Frank Leonard, the Chief Financial Officer of the Company, which expires on November 27, 2006, except as provided therein. Mr. Leonard currently receives an annual base salary of $190,000 per year and is entitled to receive an annual bonus of up to 35% of his base salary based on criteria set by the President of the Company and approved by the Compensation Committee. If Mr. Leonard is terminated by the Company without cause, or Mr. Leonard terminates the employment agreement within three months of a material reduction in his salary or benefits or a material change in his responsibilities, then Mr. Leonard will receive severance pay equal to twelve months base salary.

        On December 23, 2002, the Company entered into an employment agreement with Jeffry Finochiaro, the Senior Vice President of Sales and Services-Americas, which expires on December 23, 2006, except as provided therein. Mr. Finochiaro currently receives an annual base salary of $210,000 per year and is entitled to receive an annual bonus of up to $190,000 based on reaching revenue and financial criteria set by the President of the Company and approved by the Compensation Committee. If Mr. Finochiaro is terminated by the Company without cause, or Mr. Finochiaro terminates the employment agreement within six months of a change of control or within three months of a material reduction in his salary or benefits or a material change in his responsibilities, then Mr. Finochiaro will receive severance pay equal to six months base salary.

        On February 4, 2003, the Company's wholly-owned English subsidiary Apropos Technology, Limited entered into a contract of employment with David Ashworth, the Company's Senior Vice President, EMEA Operations. Mr. Ashworth's services agreement expires upon six calendar months' written notice by either party. Mr. Ashworth currently receives an annual salary of £140,000 ($225,700 based on actual year-end exchange rate) per year and is entitled to receive an annual bonus of up to 100% of his base salary based on criteria set by the President of the Company as approved by the Compensation Committee. If Mr. Ashworth is terminated by the Company without cause or Mr. Ashworth terminates his services agreement, then Mr. Ashworth will receive severance pay equal to six months base salary.

        In connection with the agreements each of the officers entered into a noncompetition, nondisclosure and developments agreement with the Company. The nondisclosure provisions in these agreements continue indefinitely after termination of employment. The terms of duration of the noncompetition and nonsolicitation provisions are as set forth in the agreements. Each agreement also provides that the officer assigns to the Company any and all right to any intellectual property designed or developed by the officer during his or her period of employment except in specified circumstances.

Transactions with Related Parties

        During the second quarter of 2001, the Company made loans to selected executives who were subject to personal alternative minimum tax ("AMT") liabilities resulting from the exercise of incentive stock options. Federal tax laws treat the difference between the fair market value of the stock and the exercise price (the "Option Spread") for an incentive stock option as income subject to AMT even though the Option Spread is not subject to regular income tax liability. Any AMT triggered by the exercise of an incentive stock option is payable even though the employee has not sold the underlying stock received upon exercise. Loan amounts of $616,000 and $86,902 were disbursed to Mr. Kerns and Mr. Derr, respectively, in order to assist them in paying AMT associated with exercising their incentive stock options.

        On March 6, 2002, the loan agreements were amended to delay the commencement of the loan repayments, including any accrued interest, by one year. Under the amended loan agreements, the loans were to be repaid in eight equal quarterly installments beginning April 1, 2003. At December 31,

2001, the total loan and related accrued interest balances were $633,506 and $89,132 for Mr. Kerns and Mr. Derr, respectively and were classified as Notes receivable from officers, a non-current asset, based on the amended loan agreement. Interest is accrued at fifty (50) basis points above the 60 to 89 day commercial paper rate at the beginning of each quarter as quoted in The Wall Street Journal, to be paid with each principal repayment.

        These loans were secured by Common Shares owned by the executives that were initially equal in value to 150% of the loan principal and subject to additional collateral consideration. The loan amendment on March 6, 2002 also delayed the consideration of additional collateral for one year to April 1, 2003. The loans provided for recourse to the executive's assets beyond the collateral with respect to the greater of 5% of the loan or the amount of certain income tax benefits the executive may be entitled to receive in connection with such executive's AMT liability, unless the executive's employment is terminated by the Company for "cause" or by the executive without "good reason", in which case the loan is fully recourse. At December 31, 2001 and March 6, 2002, the market value of the collateral was in excess of the respective notes receivable.

        On December 27, 2002, the value of the collateral was less than the loan amounts. The Board agreed with Mr. Kerns to terminate the loan given the Company's inability under the Sarbanes-Oxley Act to modify the loan terms (as discussed below) to facilitate repayment. As part of the loan termination agreement, Mr. Kerns transferred to the Company his entire original collateral of 311,111 shares, which is currently being held by the Company as treasury shares. In addition, the Company retained rights to certain future AMT recoveries of Mr. Kerns that are not subject to reasonable estimation at this time. The collateral value of $392,000 was insufficient to offset the original loan amount of $616,000 and related accrued interest of $32,000, resulting in loan termination of $256,000. In order to neutralize the tax impact of the compensation accruing to Mr. Kerns as a result of the loan termination, the loan termination agreement provides for a tax equalization payment for the related tax liability of $209,250. The loan termination charge and related tax liability payment, which is $465,250, is reported in the Summary Compensation Table.

        Effective July 30, 2002, Section 402 of the Sarbanes-Oxley Act of 2002 prohibits the granting of any personal loans to or for the benefit of any of our executive officers and directors and the modification or renewal of any such existing personal loans. The Company has not granted any new personal loans or modified existing personal loans to or for executive officers since the effective date of this provision.

        In April 2002, the Company entered into an arrangement with Innovation Advisors, an investment banking firm whereby the firm will assist the Company in analyzing business development opportunities. Innovation Advisors receives a monthly retainer of $10,000, and will receive certain success fees contingent on the Company completing certain transactions or ventures. During 2002, the Company paid $93,074 for services provided. David N. Campbell is the Managing Director of Innovation Advisors.

        Pursuant to the Agreement dated April 21, 2003 among the Company and the Specified Shareholders, the Company agreed to nominate Mr. Donald A. DeLoach and Mr. Kevin G. Kerns, the Company's Chief Executive Officer and President, as Class III Directors and the Specified Shareholders agreed to vote in favor of these nominees. In addition, the Specified Shareholders agreed not to commence their previously announced proxy contest with respect to the Company's Board of Directors. The Specified Shareholders include Patrick K. Brady, Catherine Brady, Brady Family Limited Partnership, Valor Capital Management, L.P., Kratky Management, LLC, John M. Kratky III, William W. Bach and Bach Family L.P.

Report of the Compensation Committee of the Board of Directors

        The Report of the Compensation Committee of the Board of Directors and the Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        The Compensation Committee reviews, considers and approves changes in the compensation of the Company's officers. The Committee administers various stock and other compensation related plans provided for the benefit of the Company's officers, directors and other key managers with the purpose of encouraging the participants to achieve the Company's performance goals and to align the interests of the participants with the interest of the Company's shareholders. The Compensation Committee is composed entirely of independent outside directors. There are no Compensation Committee interlocks and there is no insider participation on the Committee. The Committee has provided the following report on executive compensation for inclusion in the Proxy Statement:

Compensation Philosophy

        The Company's executive compensation philosophy has the following objectives:

  1.
  To provide compensation opportunities competitive with those available at comparable companies in the specific industries in which the Company conducts its businesses and the international marketplace;

  2.
  To provide the opportunity to earn beyond competitive levels if superior operating performance and shareholder returns are achieved;

  3.
  To design incentives that balance the need to meet or exceed annual operating plans with the need for long-term business growth and to provide superior shareholder returns;

  4.
  To provide clear, controllable and measurable objectives for the executives to meet; and

  5.
  To attract, retain and motivate top caliber executives in each market segment in which the Company competes.

        Pay for performance, which is directly linked to both short-term and long-term compensations, is the foundation of the compensation program for the Company's Chief Executive Officer and other executive officers.

Executive Officer Compensation Program

        The Company's executive officer compensation program is comprised of base salary, short-term incentive compensation, long-term incentive compensation (in the form of stock options) and various benefits, including an employee stock purchase plan and medical benefits, generally available to employees of the Company.

        Base Salary.    Base salary for the CEO and executive officer group are based on the marketplace value of each position and on individual contributions and performance. The Committee reviews the performance of the CEO and each executive officer annually. Salary increases are based primarily on annual merit reviews. The rates of increase are tied to both individual performance and general executive compensation trends.

        Annual Management Incentives.    In addition to base salary, the Company's executives have the opportunity to earn an annual cash bonus. The annual bonus for executive officers for fiscal 2002 was based on attainment of certain target financial performance goals for the Company, as well as personal goals. Awards were based on a percentage of base salary with target awards ranging up to 100% of base salaries for executive officers. The purpose of the annual bonus is to motivate and provide an incentive to management to achieve specific business objectives and initiatives as set forth in the Company's annual operating plan.

        Stock Options.    The Company's long-term incentive based compensation objectives are achieved principally through the Company's 2000 Omnibus Incentive Plan under which stock options (both nonqualified and incentive), stock appreciation rights, performance stock, performance units, restricted stock and other stock and cash awards may be issued to directors, officers and key employees. The objectives of the Plan are to align executive and shareholder long-term interests by creating a link between executive compensation and shareholder return and to enable executives and other key employees to develop and maintain a long-term stock ownership position in the Company. Under the Plan, the Compensation Committee determines the identity of recipients and the amount of benefits to be received by each participant. Generally, options are granted at an exercise price equal to the fair market value of the Company's Common Shares on the date of grant and have ten year terms.

        Stock Purchase Plan.    The Company provides for discounted purchases of its Common Shares pursuant to the Company's Employee Stock Purchase Plan of 2000. The Plan is designed to allow the Company's eligible employees to purchase shares of the Company's Common Shares, at semi-annual intervals, through automatic payroll deductions at a discount. The purpose of the Plan is to encourage increased Company stock holdings by executive officers and other employees. The Committee believes this program will provide further incentives to the participants to focus on long-term Company performance and shareholder value.

        Benefits.    The Compensation Committee believes that it must offer a competitive benefit program to attract and retain key executives. The Company provides medical, 401(k) profit-sharing and other benefits to its executive officers that are generally available to the Company's other employees.

        Tax Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the CEO and other executive officers to $1 million annually. The Committee does not expect that Section 162(m) will limit the deductibility of compensation expected to be paid by the Company in the foreseeable future. In the event compensation for any of the Company's executive officers exceeds the $1 million limitation, the Committee will balance the benefits of tax deductibility with its responsibility to hire, retain and motivate executive officers with competitive compensation programs.

        Summary.    We believe the compensation programs of Apropos Technology are strategically integrated with its business plan and are properly aligned with shareholders' best interests. The programs over the past year have placed increased emphasis upon the retention of excellent managers and rewarding them appropriately for results. We continually monitor these programs and change them in recognition of the dynamic, global marketplace in which Apropos Technology competes for talent.

Kenneth D. Barwick Keith L. Crandell George B. Koch

Report of the Audit Committee of the Board of Directors

        The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors (a copy of which is attached to the 2001 Proxy Statement for the 2001 annual meeting of shareholders), include providing oversight to the Company's financial reporting process through periodic meetings with the Company's independent auditors and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company's senior management, including senior financial management, and its independent auditors.

        We have reviewed and discussed with senior management the Company's audited financial statements included in the 2002 Annual Report to Shareholders. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and, (ii) have been prepared in conformity with accounting principles generally accepted in the United States.

        We have discussed with Ernst & Young LLP, the Company's independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires the Company's independent auditors to provide the Company with additional information regarding the scope and results of their audit of the Company's financial statements, including with respect to (i) their responsibility under auditing standards generally accepted in the United States, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

        We have received from Ernst & Young LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Ernst & Young LLP and the Company that in their professional judgment may reasonably be thought to bear on independence. Ernst & Young LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

        Based on the review and discussions described above with respect to the Company's audited financial statements included in the Company's 2002 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in the Company's Annual Report on Form 10-K.

        As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Company's independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, and (ii) the report of the Company's independent auditors with respect to such financial statements.

Keith L. Crandell Jaime W. Ellertson George B. Koch

Stock Price Performance Graph

        Set forth below is a line graph comparing the change in the cumulative total shareholder return on the Company's Common Shares against the cumulative total return of the Nasdaq Stock Market (U.S.) Index, the JP Morgan H&Q Computer Software Index and the RDG Software Composite Index for the period from February 17, 2000, the date of the Company's initial public offering of its Common Shares, through December 31, 2002. The graph assumes that the value of the investment in the Company's Common Shares and in each index was $100 on February 17, 2000, and that all dividends were reinvested. Stock price performance shown in the Stock Performance Graph is historical and not necessarily indicative of future performance.

	Period Ending
Index
	2/17/00	12/31/00	12/31/01	12/31/02
Apropos Technology, Inc.	$100.00	$32.39	$11.14	$6.18
Nasdaq Stock Market (U.S.) Index	100.00	54.27	43.04	34.35
JP Morgan H&Q Computer Software Index(1)	100.00	64.16	41.97	n/a
RDG Software Composite Index	100.00	63.88	54.25	37.90

(1)
JP Morgan H&Q Computer Software Index was discontinued in 2002 and the Company has replaced it with RDG Software Composite Index. Consequently, no information is available for JP Morgan H&Q Computer Software Index for the year ended December 31, 2002.

Independent Auditors

        Ernst & Young LLP has been appointed by the Audit Committee, with authority granted by the Board of Directors, to serve as independent auditors to audit the financial statements of the Company for 2003. Ernst & Young LLP has audited the Company's financial statements for its last 7 years. The Board of Directors expects that representatives of Ernst & Young LLP will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions.

  Audit Fees

        The aggregate fees billed by the Company's independent auditors for professional services rendered in connection with (i) the audit of the Company's annual financial statements set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and (ii) the review of the Company's quarterly financial statements set forth in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002, and September 30, 2002, were approximately $152,500.

  Financial Information Systems Design and Implementation Fees

        There were no financial information systems design and implementation fees in 2002.

  All Other Fees

        The aggregate fees for all other services rendered by its independent auditors for the Company's most recent fiscal year were approximately $90,000, including audit related services of $43,000 and non-audit services of $47,000. Audit related services primarily consist of fees related to an audit of an employee benefit plan and statutory audits. Non-audit services consist primarily of domestic and international tax consultations.

        The Audit Committee has advised the Company that it has determined that both the audit related and non-audit services rendered by the Company's independent auditors during the Company's most recent fiscal year are compatible with maintaining the independence of such auditors.

Proposals of Security Holders

        A shareholder proposal to be presented at the annual meeting to be held in 2004 must be received at the Company's executive offices, One Tower Lane, 28th Floor, Oakbrook Terrace, Illinois, 60181, by no later than January 2, 2004, for evaluation as to inclusion in the Proxy Statement in connection with such meeting.

        Stockholders wishing to present proposals at the annual meeting (but not include them in the proxy statement) are required to notify the Secretary of the Company in writing no less than 90 days nor more than 110 days prior to the first anniversary of the prior year's meeting unless the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, in which case notice of such proposal must be received by the Company no later than 10 days following the date on which public announcement of the date of such meeting is first made.

Other Matters

        The Board of Directors knows of no other proposals which may be presented for action at the annual meeting. However, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

        The Company will provide without charge to any requesting shareholder a copy of its Annual Report on Form 10-K for the year ended December 31, 2002. Written requests for such copies should be addressed to the Secretary, Apropos Technology, Inc., One Tower Lane, 12th Floor, Oakbrook Terrace, Illinois 60181.

        Shareholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided.

By Order of the Board of Directors,

Kevin G. Kerns Chief Executive Officer and President
April 30, 2003

Apropos Technology, Inc.	000000 0000000000 0 0000
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DESIGNATION (IF ANY)	000000000.000 ext
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ADD 3
ADD 4	Holder Account Number
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ADD 6	C 1234567890 J N T

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors
1. The Board of Directors recommends a vote FOR the listed nominees.
	For	Withhold
01—Donald A. DeLoach	☐	☐
02—Kevin G. Kerns	☐	☐
2.
In their discretion, the Proxy is authorized to vote on any other matter that may properly come before the meeting or any adjournment thereof.

B
Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

The undersigned hereby revokes any proxy heretofore given and confirms all that said parties, or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Please sign and date as name appears hereon. If shares are held jointly or by two or more persons, each shareholder named should sign. Attorneys, executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)
/ /

1 U P X        HHH        PPP        001917

Proxy—Apropos Technology, Inc.

This proxy is solicited on behalf of the board of directors for the annual meeting on June 5, 2003.

The undersigned hereby makes, constitutes and appoints Kevin G. Kerns and Francis J. Leonard and each of them, proxies for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Shareholders of Apropos Technology, Inc., to be held at the Company's headquarters at One Tower Lane, 12th Floor, Oakbrook Terrace, IL 60181, on June 5, 2003 at 10:00 A.M. (Local Time), or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED "FOR" THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED BELOW.

THANK YOU FOR VOTING YOUR SHARES
YOUR VOTE IS IMPORTANT!

(continued and to be signed on other side)

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